August 23, 2016

Dominion-Questar Merger Moves Closer After Approval From Utah’s Public Service Commission

RICHMOND, Va. - Dominion Resources, Inc. (NYSE: D) and Questar Corporation (NYSE: STR) announced today that the Public Service Commission of Utah has approved their merger, subject to terms and conditions of an agreed settlement stipulation, thereby moving the proposed combination one step closer to finalization. With the PSC of Utah’s action, the final regulatory approval needed to complete the merger is pending with the Wyoming Public Service Commission.

The proposed merger would create an integrated energy company serving about 2.5 million electric utility customers and 2.3 million gas utility customers in seven states. The combined company also would operate more than 15,500 miles of natural gas transmission, gathering and storage pipelines, one of the nation's largest natural gas storage systems, and approximately 25,700 megawatts of electric generation.

In February, the Federal Trade Commission granted early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act with respect to the transaction. In May, Questar’s shareholders signified their overwhelming approval.

The companies expect the transaction to close in 2016 shortly after final regulatory approval is received.

About Dominion
Dominion is one of the nation's largest producers and transporters of energy, with a portfolio of approximately 25,700 megawatts of generation, 12,200 miles of natural gas transmission, gathering and storage pipeline, and 6,500 miles of electric transmission lines.  Dominion operates one of the nation's largest natural gas storage systems with 933 billion cubic feet of storage capacity and serves more than 5 million utility and retail energy customers in 14 states. For more information about Dominion, visit the company's website at www.dom.com.

About Questar
Questar Corp. is a Rockies-based integrated natural gas company operating through three principal subsidiaries: Questar Gas provides retail natural gas distribution in Utah, Wyoming and Idaho; Wexpro develops and produces natural gas on behalf of Questar Gas; and Questar Pipeline operates interstate natural gas pipelines and storage facilities in the Western U.S. For more information, visit Questar’s website at: www.questar.com.

This news release includes certain "forward-looking information." Examples include information as to Dominion’s expectations, beliefs, plans, goals, objectives and future financial or other performance or assumptions concerning matters discussed in this release. Factors that could cause actual results to differ from those in the forward-looking statements may accompany the statements themselves. In addition, Dominion’s business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our ability to control or estimate precisely, such as the risk that Dominion or Questar may be unable to obtain necessary regulatory approvals for the transaction or required regulatory approvals may delay the transaction or cause the parties to abandon the transaction; the risk that conditions to the closing of the transaction or the committed debt financing may not be satisfied; and the risk that an unsolicited offer for the assets or capital stock of Questar may interfere with the transaction. We have identified and will in the future identify a number of these factors in our SEC Reports on Forms 10-K and 10-Q. We refer you to those discussions for further information. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made.

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DOMINION CONTACTS: Media: Ryan Frazier, (804) 819-2521 or C.Ryan.Frazier@dom.com
Financial analysts: Kristy Babcock, (804) 819-2492 or Kristy.R.Babcock@dom.com

QUESTAR CONTACTS: Media: Chad Jones, (801) 324-5495 or Chad.Jones@questar.com
Financial analysts: Tony Ivins, (801) 324-5218 or Tony.Ivins@questar.com